EXHIBIT 8
                                                                      ---------

                                                               EXECUTION VERSION





                              Dated 31 January 2006


                   PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

                                       and

                          FIRST PACIFIC COMPANY LIMITED

                                       and

                            METRO PACIFIC CORPORATION

                                       and

                         METRO ASIA LINK HOLDINGS, INC.

                                       and

                          METRO PACIFIC RESOURCES, INC.

                                       and

                                  LAROUGE B.V.

                                       and

                       METRO PACIFIC ASSETS HOLDINGS, INC.

                                       and

                         NTT COMMUNICATIONS CORPORATION

                                       and

                                NTT DOCOMO, INC.


                             CO-OPERATION AGREEMENT

Linklaters

10th Floor, Alexandra House
Chater Road
Hong Kong



Telephone (852) 2842 4888
Facsimile (852) 2810 8133/2810 1695

Ref KMTM/CTD

                                    Contents


Clause        Heading                                                       Page

1      Interpretation............... ..........................................2

2      Effective date and notice...............................................4

3      Principles of co-operation; Exercise of rights..........................4

4      Exercise of rights by DoCoMo and NTT....................................7

5      Permitted Transfers of PLDT Shares......................................8

6      Certain corporate undertakings under Existing Agreements upon Transfer of PLDT Shares amounting to the First Minimum Shareholding Threshold from NTT to DoCoMo.....................................................10

7      Amendments to Existing Agreements......................................13

8      Further amendments to Existing Agreements - DoCoMo holds the Second
       Minimum Shareholding Threshold.........................................13

9      Additional rights in favour of DoCoMo..................................15

10     Restriction on share acquisitions......................................18

11     Support................................................................20

12     Provision of PLDT's financial information..............................20

13     Termination............................................................21

14     General................................................................23

This Agreement is made on 31 January 2006 by and among:

(1) PHILIPPINE LONG DISTANCE TELEPHONE COMPANY, a company established under the laws of the Philippines and having its principal office at Ramon Cojuangco Building, Makati Avenue, Makati City, Metro Manila, Philippines ("PLDT");

(2) FIRST PACIFIC COMPANY LIMITED, a company incorporated under the laws of Bermuda and having its principal place of business at 24th Floor, Two Exchange Square, 8 Connaught Place, Central, Hong Kong ("FPC");

(3) METRO PACIFIC CORPORATION, a corporation established under the laws of the Republic of the Philippines and having its principal place of business at 10th Floor, MGO Building, Legazpi Corner Dela Rosa Street, Legazpi Village, Makati City, Metro Manila, Philippines ("Metro");

(4) METRO ASIA LINK HOLDINGS, INC, a corporation established under the laws of the Republic of the Philippines and having an office at 10th Floor, MGO Building, Legazpi Corner Dela Rosa Street, Legazpi Village, Makati City, Metro Manila, Philippines ("MALH");

(5) METRO PACIFIC RESOURCES, INC., a corporation established under the laws of the Republic of the Philippines and having an office at 18th Floor, Liberty Centre, 104 H.V. de la Costa Street, Salcedo Village, Makati City, Metro Manila, Philippines ("MPRI");

(6) LAROUGE B.V., a company incorporated under the laws of the Netherlands and having its registered office at Rokin 55, 1012 KK Amsterdam, the Netherlands ("LBV");

(7) METRO PACIFIC ASSETS HOLDINGS, INC., a corporation incorporated under the laws of the Republic of the Philippines and having its principal place of business at 18th Floor, Liberty Centre, 104 H.V. de la Costa Street, Salcedo Village, Makati City, Metro Manila, Philippines ("MPAH");

(8) NTT COMMUNICATIONS CORPORATION, a corporation established under the laws of Japan and having its principal place of business at 1-6 Uchisaiwai-cho, 1-Chome, Chiyoda-ku, Tokyo 100-8019, Japan ("NTT"); and

(9) NTT DOCOMO, INC, a company incorporated under the laws of Japan and having its principal place of business at 11-1 Nagata-cho 2-Chome, Chiyoda-Ku, Tokyo 100-6150 Japan ("DoCoMo").

Recitals:

(A) FPC, Metro, MALH, MPRI, LBV, MPAH, NTT Communications Capital (UK) Limited ("NTT Capital") and NTT were the original parties to a Shareholders Agreement made on 24 March 2000 ("Shareholders Agreement") and FPC, Metro, MALH, MPRI, LBV, MPAH and NTT remain parties to the Shareholders Agreement. PLDT, FPC, Metro, MALH, MPRI and NTT are parties to a Stock Purchase and Strategic Investment Agreement dated 28 September 1999, as amended by the First Amendment thereto dated 8 March 2000 and the Second Amendment thereto dated 24 March 2000 ("Strategic Agreement"). NTT and PLDT are parties to an Advisory Services Agreement dated 24 March 2000, as amended by an Amendment thereto dated 31 March 2003 and a Second Amendment thereto dated 31 March 2005 (the "Advisory Services Agreement").

(B) The Shareholders Agreement and Strategic Agreement, among other things, regulate the relationship among the Parties (other than DoCoMo) in relation to their respective shareholdings (if any) in PLDT.

(C) NTT Capital has transferred all of its PLDT Shares to NTT and has not retained any rights or obligations under the Shareholders Agreement and has been liquidated and dissolved, and as such, the Parties hereto acknowledge and agree that NTT Capital shall not be a party to this Agreement to effect the purposes herein.

(D) DoCoMo is in negotiation with NTT to acquire PLDT Shares from NTT, and is in discussion with PLDT and SMART to study the possibility and feasibility of entering into certain strategic business relationships in the field of mobile communication services.

(E) PLDT, FPC, Metro, MALH, MPRI, LBV, MPAH and NTT agree that, in connection with DoCoMo's acquisition of PLDT Shares from NTT, they will grant DoCoMo certain benefits on the terms and subject to the conditions set out in this Agreement.

It is agreed as follows:

1       Interpretation

        In this Agreement (including the Recitals), unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1     Definitions

        "Acting Party" means (i) until the Handover Date, NTT and (ii) from and after the Handover Date, DoCoMo;

        "Advisor" has the meaning given to it in the Advisory Services
        Agreement;

        "Affiliate" has the meaning given to it in the Strategic Agreement;

        "Business Day" has the meaning given to it in the Shareholders
        Agreement;

        "COA" has the meaning given to it in the Advisory Services Agreement;

        "Committee" shall mean any committee established or to be established by resolutions of the board of directors of PLDT or SMART or administrative orders issued by the chief executive officer of PLDT or SMART or otherwise;

        "Competing Business" has the meaning given to it in the Strategic Agreement;

        "Effective Date" has the meaning given to it in Clause 2.2;

        "Existing Agreements" means the Shareholders Agreement and the Strategic Agreement;

        "Existing Encumbrances" has the meaning given to it in Clause 9.2.1;

        "First Minimum Shareholding Threshold" means ownership of full legal and beneficial title to not less than 12,633,486 PLDT Shares;

        "FPC Parties" means FPC, Metro, MALH, MPRI, LBV and MPAH;

        "GAAP" means, with respect to any jurisdiction, the generally accepted accounting principles in such jurisdiction;

        "Handover Date" means 1 July 2006;

        "Joint Mancom" means the management committee comprising senior members of the management of each of PLDT and SMART, which is appointed by the president of PLDT for the purpose of co-ordinating management functions within the PLDT Group, and in particular to facilitate communication between management of the PLDT Group companies;

        "NTT Holding" means Nippon Telegraph and Telephone Corporation, a corporation organised and existing under the laws of Japan;

        "Parties" means the parties to this Agreement and "Party" means any one of them;

        "Person" has the meaning given to it in the Strategic Agreement;

        "PLDT Advisory Board" means the advisory board comprised of PLDT Advisory Board Members;

        "PLDT Advisory Board Member" means an individual who has been appointed as such by the board of directors of PLDT and who is given the right to attend and participate in, but not the right to cast any vote at, the meetings of the board of directors of PLDT;

        "PLDT Group" means PLDT and its Subsidiaries;

        "PLDT Mancom" means the management committee comprised of senior members of the management of PLDT, which is appointed by the president of PLDT for the purpose of overseeing operational matters of PLDT and ePLDT, Inc.;

        "PLDT MRSB" means the Major Requisition Screening Body established to review and approve the capital expenditures and operational expenses of PLDT which exceed thresholds specified by the board of PLDT, and to evaluate and endorse items that require higher approval authority as stipulated by the board of PLDT;

        "PLDT Shares" means shares of common capital stock of PLDT;

        "PLDT Shareholders" means the PLDT shareholders holding PLDT Shares;

        "Preemption Reply" means (i) the decision of NTT referred to in the final paragraph of Section 9.9 of the Strategic Agreement as notified to PLDT, (ii) a First Offer Reply (as defined in clause 9(A)(ii) of the Shareholders Agreement) or (iii) a PTIC Offer Reply (as defined in clause 10(B)(ii) of the Shareholders Agreement), as the case may be;

        "PTIC" has the meaning given to it in the Shareholders Agreement;

        "Registration Rights Agreement" means the agreement dated 24 March 2000 between NTT, NTT Capital and PLDT;

        "Second Minimum Shareholding Threshold" means ownership of full legal and beneficial title to not less than seventeen and a half per cent. (17.5%) of all PLDT Shares issued and outstanding from time to time;

        "SMART" means SMART Communications, Inc, a corporation organised and existing under the laws of the Philippines and having its principal office at SMART Tower, 6799 Ayala Avenue, Makati City, Metro Manila, Philippines;

        "SMART Mancom" means the management committee comprising senior members of the management of SMART, which is appointed by the president of SMART for the purpose of overseeing operational matters of SMART;

        "SMART MRP" means the Materials Requirement Planning body established to review and approve the capital expenditures and operational expenses of SMART which exceed thresholds specified by the board of SMART, and to evaluate and endorse items that require higher approval authority as stipulated by the board of SMART;

        "SMART Shareholders" means the holders of shares of common capital stock of SMART;

        "Subsidiary" has the meaning given to it in the Shareholders Agreement;

        "Transaction Information" means:

             (i) the number of PLDT Shares Transferred from NTT to DoCoMo (or a Subsidiary or nominee);

            (ii)     the date of each such Transfer;

           (iii) DoCoMo's direct and/or indirect voting power in respect of the PLDT Shares upon completion of such Transfer; and

            (iv) NTT's direct and/or indirect voting power in respect of the PLDT Shares upon completion of such Transfer; and

        "Transfer" has the meaning given to it in the Shareholders Agreement and "Transferred" shall be construed accordingly.

        Capitalized terms used in this Agreement and not otherwise defined herein shall be used as defined in the Existing Agreements.

1.2     Headings

        Headings shall be ignored in construing this Agreement.

2       Effective date and notice

2.1     Except Clauses 3.3, 5.1, 5.2, 9.1.3(ii), 13.1, 13.3 and 14 which shall become effective on and from the date of this Agreement, this Agreement is conditional upon the Transfer by NTT to DoCoMo of the full legal and beneficial title to PLDT Shares held as at the date of this Agreement by NTT amounting to the First Minimum Shareholding Threshold.

2.2 Each of NTT and DoCoMo undertakes to provide a written notice to PLDT and each of the FPC Parties at the same time, confirming that the condition in Clause 2.1 has been satisfied and stating the Transaction Information, within five (5) Business Days of such Transfer. For the avoidance of doubt, the rights and obligations of the Parties under this Agreement (except Clauses 3.3, 5.1, 5.2, 9.1.3(ii), 13.1, 13.3 and
        14) will not be effective or enforceable until the date on which the written notice in accordance with this Clause 2.2 are provided by DoCoMo to PLDT and the FPC Parties (the "Effective Date").

3       Principles of co-operation; Exercise of rights

3.1 Upon Clause 2.1 being satisfied, references in the Existing Agreements to NTT shall be construed to be references to NTT and DoCoMo, references in the Existing Agreements to NTT Group shall be construed to be references to NTT and its Subsidiaries and DoCoMo and its Subsidiaries, and references in the Existing Agreements to an NTT Party shall be construed as references to NTT and its Permitted Transferee (as that term is defined in the Shareholders Agreement) and DoCoMo and its Permitted Transferee,

3.1.1   except:

        (a) to the extent that the contrary is expressly stated in this Agreement;

        (b) with respect to the approvals, consents, waivers, decisions and other acts of NTT carried out before the Effective Date; or

        (c)     where such construction would produce an absurd result; and

3.1.2   provided that:

        (a) where a proper construction thereof so permits, such references shall, except to the extent of the obligations of PLDT and/or the FPC Parties expressly set forth in this Agreement or the Existing Agreements (as amended by this Agreement), be construed in a manner which does not (i) increase the combined rights of NTT and DoCoMo beyond those which NTT had prior to the Effective Date and (ii) increase the obligations of PLDT or the FPC Parties beyond those which they had respectively or collectively before the Effective Date; and

        (b) nothing in this Clause 3.1 shall restrict the Right of NTT or DoCoMo to enforce its indemnification rights or exercise any other available remedy provided in the Existing Agreements for breach of the Existing Agreements, except that neither NTT nor DoCoMo shall be entitled to recover from PLDT or any of the FPC Parties under this Agreement or any Existing Agreement more than once in respect of the same losses suffered; and

        (c)     notwithstanding the foregoing:

                (i) references to NTT Group in Section 8.3(d) of the Strategic Agreement shall be construed in light of Clause 7.1.1;

                (ii) references to NTT in Section 11.4 of the Strategic Agreement shall be construed in light of Clause 7.1.3;

                (iii) references to NTT in Sections 11.5 and 11.6 of the Strategic Agreement shall be construed in light of Clause 3.4;

                (iv) references to NTT in Clause 3 of the Shareholders Agreement shall be construed in light of Clause 6.2;

                (v) references to NTT in Clause 4 of the Shareholders Agreement shall be construed in light of Clause 6.3;

                (vi) references to NTT is Clause 5(A) of the Shareholders Agreement and Section 8.4 of the Strategic Agreement shall be construed in light of Clause 7.1.2;

                (vii) references to NTT in Clauses 8, 9 and 10 of the Shareholders Agreement shall be construed in light of the provisions of Clauses 4.2, 5.4 and 5.5 and references to NTT Group in Clause 9(B) shall be construed as references to NTT and its Subsidiaries or DoCoMo and its Subsidiaries, whomever is proposing to sell PLDT Shares;

                (viii) references to NTT Parties in Clauses 11(C) and 11(F) of the Shareholders Agreement shall be construed to be references to NTT and its Permitted Transferee to which a transfer of Covered Shares has been made pursuant to Clause 11(B) or DoCoMo and its Permitted Transferee to which a transfer of Covered Shares has been made pursuant to Clause 11(B);

                (ix) references to NTT in Clause 11(C) of the Shareholders Agreement shall be construed as references to NTT and its Subsidiaries or DoCoMo and its Subsidiaries, as the case may be;

                (x) references to NTT Group in Clause 8(A) and 11(D) of the Shareholders Agreement shall be construed as references to NTT and its Subsidiaries or DoCoMo and its Subsidiaries, as the case may be, and shall be construed in light of the provisions of Clauses 4.2, 5.4 and 5.5;

                (xi) references to NTT Party in Clause 11(F) of the Shareholders Agreement shall be construed as references to NTT and its Permitted Transferee or DoCoMo and its Permitted Transferee, as the case may be; and references to NTT Parties in Clause 20(B)(ii) of the Shareholders Agreement shall be construed as references to NTT and its Subsidiaries or DoCoMo and its Subsidiaries, as the case may be, and references to NTT in Clause 20(B)(ii) of the Shareholders Agreement shall be construed as references to NTT and its Subsidiaries in respect of rights exercised by NTT and to DoCoMo and its Subsidiaries in respect of rights exercised by DoCoMo.

3.2 Notwithstanding anything to the contrary in this Agreement and the Existing Agreements, the Parties hereby agree that in no event shall DoCoMo be bound by or become liable for or entitled to the benefit of, any of the representations, warranties, obligations or entitlements under clause 15 (Representations and Warranties) of the Shareholders Agreement and sections 2 (Purchase of SMART Shares), 3 (Subscription for NTT PLDT Cash Shares), 4 (Initial Closing; Initial Closing Actions), 5 (Final Closing; Final Closing Actions), 6 (Representations and Warranties), 7 (Covenants and Undertakings), 11.1 (Reorganization of SNMI's Business), 11.2 (Acquisition of Minority Interests on Infocom), 13 (Indemnification) to the extent the indemnification provisions therein apply to events, circumstances, representations, warranties or obligations which occurred, were given or accrued (as the case may be), and have ceased to have effect, before the Effective Date, and 14 (Taxes; Costs and Expenses) of the Strategic Agreement and any of schedules 1 through 9, 11 and 12 attached thereto. Without prejudice to the rights of PLDT or any of the FPC Parties to pursue any or all legal remedies for any breach by NTT or any other member of the NTT Group of the provisions of the Existing Agreements, PLDT and the FPC Parties hereby acknowledge and agree that DoCoMo shall not, solely as a consequence of its entering into and performing its obligations under this Agreement, be liable for any such breach accrued and not discharged on or before the Effective Date.

3.3 Except for NTT Capital no longer being a party to the Shareholders Agreement as described in Recital C herein and DoCoMo's addition as a party to each of the Existing Agreements pursuant to and on the terms and subject to the conditions set out in this Agreement, the parties to each of the Existing Agreements remain subject to the Existing
         Agreements, as modified, varied or amended by this Agreement.

3.4 As soon as possible and in any event within sixty (60) calendar days immediately after the Effective Date, DoCoMo and the other Parties who are respectively parties to the Advisory Services Agreement, the Conventional International Telecommunications Services Agreement dated 24 March 2000 between NTT and PLDT, the Internet Services Agreement dated 24 March 2000 between NTT and PLDT, the Tradename and Trademark Agreement dated 24 March 2000 between NTT and PLDT and the Arcstar Service Provider Agreement dated 24 March 2000 between PLDT and NTT Worldwide Telecommunications Corporation (and all agreements ancillary thereto) will review and hold discussions with one another in good faith with a view to determining whether any such agreement need to be amended in light of the provisions of this Agreement, and if and only to the extent any such amendment is identified and agreed by the relevant parties to such agreement and DoCoMo, such relevant Parties will procure such amendment.

3.5 NTT and PLDT agree that as soon as possible and in any event within sixty (60) calendar days immediately after the Effective Date, NTT and PLDT will amend the Registration Rights Agreement to increase NTT's present entitlement to require four (4) Demand Registrations (as that terms is defined in the Registration Rights Agreement) to six (6) Demand Registrations, and will otherwise, together with DoCoMo, review and hold discussions with one another in good faith with a view to determining whether any additional amendment(s) to the Registration Rights Agreement are required to be made, and if and only to the extent any such further amendment(s) is/are identified and agreed by each of NTT, DoCoMo and PLDT, such relevant Parties will procure such amendment(s).

3.6 Notwithstanding any provisions in this Agreement or the Existing Agreements to the contrary, NTT and DoCoMo agree that NTT and DoCoMo will not both be entitled to claim in respect of any matter to the extent that a loss could only be properly incurred by one or the other of NTT and DoCoMo.

4       Exercise of rights by DoCoMo and NTT

4.1 Subject to Clause 3.2 and the other provisions of this Clause 4, NTT and DoCoMo agree, covenant and undertake with each other and with PLDT and each of the FPC Parties that on and from the Effective Date, in respect of any exercise of the rights of NTT and DoCoMo set forth in
        (i) sections 8.4, 9, 10.2, 10.3, 10.5, 10.6, 10.7, 11.2, 12.3 or 17.13
        of the Strategic Agreement or (ii) clauses 3(B), 3(D), 4(A), 4(B), 5(D), 5(G), 5(H), 6, 9(A), 10(B), 11(A) or 13(A)(ii) of the
        Shareholders Agreement, NTT and DoCoMo shall discuss between themselves the manner in which such rights shall be exercised, whereupon the Acting Party shall give notice in accordance with the relevant provisions of the Existing Agreements to PLDT and the FPC Parties of the decision regarding the exercise of such rights.

4.2 Subject to Clause 3.2 and the successive provisions of this Clause 4, with respect to the exercise of rights under (i) section 9.9 of the Strategic Agreement granting NTT and DoCoMo pre-emptive rights in respect of certain new issuances of PLDT Shares, (ii) clause 9(A) of the Shareholders Agreement granting NTT and DoCoMo first refusal rights with respect to certain Transfers of PLDT Shares by the FPC Parties and PTIC and (iii) clause 10(B) of the Shareholders Agreement granting NTT and DoCoMo first refusal rights with respect to certain transfers of PTIC Shares by the PTIC Shareholders (as set out in the Shareholders Agreement), NTT and DoCoMo shall, within the time periods provided for giving a Preemption Reply, consult with each other regarding the exercise of the relevant rights. NTT and DoCoMo agree that DoCoMo shall be entitled to purchase all, or some only, of the PLDT Shares or PTIC Shares which may be purchased by NTT or DoCoMo pursuant to such clauses and section, and that if DoCoMo decides not to purchase some or all of such PLDT Shares or PTIC Shares, then NTT shall have the option to purchase some or all of the PLDT Shares or PTIC Shares not to be acquired by DoCoMo. If a Preemption Reply is given, it shall be given by the Acting Party.

4.3 NTT and DoCoMo agree, covenant and undertake with each other and with PLDT and each of the FPC Parties that NTT shall unconditionally, fully and irrevocably assign and delegate to DoCoMo, on the Handover Date, NTT's rights to nominate and provide the COA pursuant to the provisions of the Advisory Services Agreement.

4.4 PLDT and the FPC Parties shall be entitled to rely on any notice referred to in Clause 4.1 or Clause 4.2 given in accordance with Clause 4.1, as if it had been provided by both NTT and DoCoMo and, regardless of any difference, disagreement, dissension or dispute between NTT and DoCoMo, the decision of the Acting Party, as notified in accordance with Clause 4.1 to PLDT and/or the FPC Parties, as the case may be, will be final and conclusive for purposes of this Agreement and the Existing Agreements, and each of PLDT and the FPC Parties shall be entitled to ignore any conflicting notice, action or inaction (express or implied) by DoCoMo or NTT (where it is not the Acting Party) and to assume, where no notice or no valid notice is received from the Acting Party in accordance with Clause 4.1, that NTT and DoCoMo have decided
        (i) not to exercise the relevant rights or (ii) to withhold their consent or approval (as the case may be). Each of NTT and DoCoMo agrees, solely for the benefit of the other, that in circumstances where DoCoMo or NTT (not being at the relevant time the Acting Party) must exercise rights or take action in order to give effect to a notice given by the Acting Party under Clause 4.1 or 4.2, it will use its reasonable commercial efforts to do so. Each of NTT and DoCoMo agrees, covenants and undertakes to the other and to PLDT and each of the FPC Parties to coordinate with each other in respect of the exercise of the rights of NTT and DoCoMo referred to in Clause 4.1 above, and to have regard to NTT's and DoCoMo's respective interests in relation to any exercise of such rights.

4.5 NTT and DoCoMo hereby agree and warrant to PLDT and each of the FPC Parties that none of PLDT and any of the FPC Parties will incur any liability whatsoever towards NTT and/or DoCoMo under this Agreement or any of the Existing Agreements or otherwise in taking or refraining from taking any action in accordance with any notice given to PLDT and the FPC Parties by the Acting Party in accordance with Clause 4.1.

4.6 Any obligation in the Existing Agreements for PLDT and/or any of the FPC Parties to notify, inform, consult, deliver, offer, provide, exercise, give, grant, discuss, show, disclose to, obtain the approval of or the consent of, NTT and/or DoCoMo, shall be deemed to be satisfied by PLDT and/or any of the FPC Parties (as the case may be) notifying, informing, consulting delivering, offering, providing, exercising, giving, granting, discussing, showing, disclosing to, obtaining the approval of or the consent of, the Acting Party in accordance with this Clause 4. Nothing in this Agreement shall operate to affect the right that each of NTT and DoCoMo may have independent of the Existing Agreement or this Agreement, including, without limitation, the right to receive, as a shareholder of PLDT, notice of shareholders meetings from PLDT.

4.7 References in this Clause 4.2 to the Shareholders Agreement and the Strategic Agreements are to such agreements as amended by this Agreement.

5       Permitted Transfers of PLDT Shares

5.1 Notwithstanding any provision in the Existing Agreements to the contrary, any Transfer of PLDT Shares from NTT to DoCoMo (including the initial transfer of PLDT Shares from NTT to DoCoMo to which this

        Agreement (other than Clauses 3.3, 5.1, 5.2, 9.1.3(ii), 13.1, 13.3 and
        14) is conditional as set out in Clause 2.1) will be deemed to be a Transfer to a Permitted Transferee, and will not trigger FPC's right of first offer pursuant to the Shareholders Agreement, or result in a default or constitute a ground for termination of any of the Existing Agreements, or provide a basis for the exercise by PLDT of its right to terminate the Strategic Arrangements under the Strategic Agreement, the Advisory Services Agreement, the Conventional International Telecommunications Services Agreement dated 24 March 2000 between NTT and PLDT, the Internet Services Agreement dated 24 March 2000 between NTT and PLDT, the Tradename and Trademark Agreement dated 24 March 2000 between NTT and PLDT or the Arcstar Service Provider Agreement dated 24 March 2000 between PLDT and NTT Worldwide Telecommunications Corporation (and all agreements ancillary thereto). Each of DoCoMo and NTT agrees to provide a written notice to PLDT and each of the FPC Parties at the same time, stating the Transaction Information, within five (5) Business Days of any such Transfer pursuant to this Clause 5.1.

5.2 Subject to Clause 3.2 above, DoCoMo and NTT hereby agree with and undertake to PLDT and each of the FPC Parties that all PLDT Shares held beneficially and legally by DoCoMo as a result of a Transfer contemplated in Clause 5.1 shall be subject to, and DoCoMo and NTT shall be severally liable for and bound by, the covenants in the Existing Agreements, as amended by this Agreement, that apply to NTT (including, without limitation, FPC's right of first offer on disposal)
         as if DoCoMo were NTT and a party to such agreements.

5.3 Subject to Clause 3.2 above, DoCoMo hereby agrees and undertakes to PLDT and each of the FPC Parties that any additional PLDT Shares acquired by DoCoMo other than from NTT shall be deemed to be subject to, and DoCoMo shall be severally liable for and bound by, the covenants in the Existing Agreements, as amended by this Agreement, as if such PLDT Shares were PLDT Shares held by NTT pursuant to the Shareholders Agreement and the Strategic Agreement, and that DoCoMo shall provide prompt written notice to NTT, PLDT and each of the FPC Parties at the same time, stating that such an acquisition has occurred and the number of PLDT Shares acquired by DoCoMo, DoCoMo's direct or indirect voting power in respect of the PLDT Shares on completion of the acquisition, and the date of completion of the acquisition, and in any event within five (5) Business Days of completion of such acquisition.

5.4 Notwithstanding any provision in the Existing Agreements to the contrary, the Parties agree that any Transfer of NTT's remaining PLDT Shares (after the transfer in Clause 2.1) to any Person shall be subject to a superior right of first offer hereby granted to DoCoMo, subject to Clause 10. Clause 9(B) of the Shareholders Agreement shall apply mutatis mutandis to the exercise of the right of first offer by DoCoMo on any Transfer of NTT's remaining PLDT Shares as provided for in this Clause 5.4. Each of DoCoMo and NTT agrees to provide a written notice to PLDT and each of the FPC Parties at the same time, stating the Transaction Information, within five (5) Business Days of completion of such Transfer.

5.5 Each of the Parties hereby agrees that in the event DoCoMo proposes to Transfer any PLDT Shares (subject to Clause 9.2) which would result in NTT and DoCoMo holding, in the aggregate, less than ten per cent. (10%) of the PLDT Shares then issued and outstanding, then NTT shall have a right of first offer to purchase such Shares from DoCoMo on terms and conditions no less favourable to DoCoMo than those on which DoCoMo proposes to Transfer such PLDT Shares. Such right shall be superior to any right of first refusal which any of the FPC Parties may have in respect of such proposed Transfer under the Shareholders Agreement. Any Transfer from DoCoMo to NTT pursuant to the exercise by NTT of its rights under this Clause 5.5 shall not give rise to a right of first offer by the FPC Parties under the Shareholder Agreement and shall be a Transfer to a Permitted Transferee.

5.6 Upon any Transfer of PLDT Shares from NTT to DoCoMo, other than the initial transfer to which this Agreement is conditional as set out in Clause 2.1, the Parties shall discuss in good faith with a view to amending this Agreement as appropriate to effect the assignment of the right to nominate individuals for appointment as directors of PLDT and SMART in accordance with the new shareholding ratio of PLDT Shares as between NTT and DoCoMo on terms agreed in writing by all the Parties.

5.7 For the avoidance of doubt, in the event DoCoMo or NTT, as the case may be, does not exercise its right of first offer pursuant to Clause 5.4 or Clause 5.5, FPC shall have the right of first offer on NTT's Transfer of such PLDT Shares or DoCoMo's Transfer of such PLDT Shares, as the case may be, pursuant to Clause 9(B) of the Shareholders Agreement.

5.8 Each of NTT and DoCoMo hereby agrees, for the benefit of the FPC Parties, that any Transfer of PLDT Shares from DoCoMo and/or any of its Affiliates to NTT and/or any of its Affiliates, other than a Transfer pursuant to Clause 5.5, shall not be a Transfer to a Permitted Transferee.

6 Certain corporate undertakings under Existing Agreements upon Transfer of PLDT Shares amounting to the First Minimum Shareholding Threshold from NTT to DoCoMo

6.1 Each of NTT, PLDT and the FPC Parties hereby grants DoCoMo the rights specified in Clauses 6.2.1 through 6.2.5 and 6.3 and each of DoCoMo, PLDT and the FPC Parties hereby grants NTT the rights specified in Clause 6.2.6.

6.2     PLDT board appointment

        6.2.1 In respect of NTT's right to nominate two (2) directors to the board of PLDT pursuant to the Existing Agreements, NTT and each of the FPC Parties shall, to the extent of the power conferred by the PLDT Shares owned, directly or indirectly, by it from time to time and to the extent permissible under Philippines laws or regulations:

                (i) cast (or refrain from casting as appropriate) its votes as a PLDT Shareholder,

                (ii)   lobby (as a PLDT Shareholder) the directors of PLDT; and

                (iii)  otherwise use its reasonable efforts as a PLDT
                       Shareholder,

                to procure a vote in favour of any resolution put to the meeting of PLDT Shareholders for the purpose of replacing one
                (1) existing NTT nominee on the board of PLDT with one (1) DoCoMo nominee.

        6.2.2 Upon the holdings of PLDT Shares by NTT, DoCoMo and their respective Subsidiaries reaching in aggregate twenty per cent. (20%) of the PLDT Shares then issued and outstanding, and thereafter for so long as DoCoMo, NTT and their respective Subsidiaries in the aggregate continue to hold PLDT Shares amounting to at least the Second Minimum Shareholding Threshold, NTT and each of the FPC Parties shall, to the extent of the power conferred by the PLDT Shares owned by it from time to time and to the extent permissible under Philippines laws or regulations:

                (i) cast (or each of refrain from casting as appropriate) its votes as a PLDT Shareholder,

                (ii)  lobby (as a PLDT Shareholder) the directors of PLDT; and

                (iii) otherwise use its reasonable efforts as a PLDT
                      Shareholder,

                to procure a vote in favour of any resolution put to the meeting of PLDT Shareholders for the purpose of effecting the election of one (1) additional DoCoMo nominee (who must be a Philippines national) as a director of PLDT; provided that DoCoMo's rights under this Clause 6.2.2 shall not be extinguished for a twelve (12) month period where NTT, DoCoMo and their respective Subsidiaries in aggregate hold PLDT Shares amounting to less than the Second Minimum Shareholding Threshold but ownership of full legal and beneficial title to more than fifteen per cent. (15%) of all PLDT Shares issued and outstanding from time to time if (a) failure by NTT, DoCoMo and their respective Subsidiaries in aggregate to maintain at least the Second Minimum Shareholding Threshold arises from NTT, DoCoMo and/or their respective Subsidiaries not taking up or exercising any of their rights or entitlements in the event of any issue, offer for subscription, offer for sale, placing, rights issue, open offer, capitalisation issue, consideration issue, or exchange of PLDT Shares which is conducted on a basis which is pro rata for all holders of PLDT Shares and (b) NTT and DoCoMo take their respective reasonable efforts to restore promptly their aggregate holdings of PLDT Shares to the Second Minimum Shareholding Threshold, and provided that DoCoMo's rights under this Clause 6.2.2 shall be extinguished automatically if NTT and DoCoMo fail to restore their aggregate holdings of PLDT Shares to the Second Minimum Shareholding Threshold within twelve (12) months of their aggregate holdings of PLDT Shares falling below the Second Minimum Shareholding Threshold.

        6.2.3 The DoCoMo nominee(s) to the board of PLDT under either or both of Clauses 6.2.1 and 6.2.2 may be the COA (if that position is filled by a nominee of DoCoMo at the time), or another senior representative of DoCoMo.

        6.2.4 In the event that DoCoMo determines not to nominate the one (1) additional DoCoMo nominee (who must be a Philippines national) as a director of PLDT (as contemplated in Clause 6.2.2), DoCoMo shall have, as an alternative to the nomination of such a director, the right to appoint one (1) other individual to attend and participate in (but not vote at) the meetings of the board of PLDT as a PLDT Advisory Board Member; for the avoidance of doubt, DoCoMo shall have the right to terminate such appointment and/or replace the individual at any time.

        6.2.5 In the event Philippines laws and regulations permit PLDT to have a higher number of non-Philippines nationals as directors of PLDT than is the case as at the Effective Date, then NTT, DoCoMo and FPC will discuss in good faith the manner by which a higher number of non-Philippines nationals may join as directors of the board of PLDT as between each of them.

        6.2.6 In the exceptional event that the remaining NTT nominee on the board of PLDT is unable to attend (either in person or by telephone), for exceptional reasons, a meeting of the board of PLDT, NTT shall have the right to appoint one (1) other individual, selected from its then existing Advisors to PLDT or SMART or among its senior employees, to attend such meeting as an observer; for the avoidance of doubt, NTT shall have the right to terminate such appointment and/or replace the individual at any time prior to the meeting.

6.3     SMART board appointments

        6.3.1 In respect of NTT's right to nominate two (2) directors to the board of SMART pursuant to the Existing Agreements, NTT and each of the FPC Parties shall, to the extent of the power conferred by the PLDT Shares owned by it from time to time and to the extent permissible under Philippines laws or regulations:

                (i) cast (or refrain from casting as appropriate) its votes as a PLDT Shareholder, as applicable,

                (ii)  lobby (as a PLDT Shareholder) the directors of PLDT; and

                (iii) otherwise use its reasonable efforts as a PLDT
                      Shareholder,

                to procure that PLDT casts its vote in favour of any resolution put to the meeting of SMART Shareholders for the purpose of replacing one (1) existing NTT nominee on the board of SMART with one (1) DoCoMo nominee (who must be a Philippines national).

        6.3.2 Upon the holdings of PLDT Shares by NTT, DoCoMo and their respective Subsidiaries reaching in aggregate twenty per cent. (20%) of the PLDT Shares then issued and outstanding, and thereafter for so long as DoCoMo, NTT and their respective Subsidiaries in the aggregate continue to hold PLDT Shares amounting to at least the Second Minimum Shareholding Threshold, NTT and each of the FPC Parties shall, to the extent of the power conferred by the PLDT Shares owned by it from time to time and to the extent permissible under Philippines laws or regulations:

                (i) cast (or refrain from casting as appropriate) its votes as a PLDT Shareholder, as applicable,

                (ii)  lobby (as a PLDT Shareholder) the directors of PLDT; and

                (iii) otherwise use its reasonable efforts as a PLDT
                      Shareholder,

                to procure that PLDT casts its vote in favour of any resolution put to the meeting of SMART Shareholders for the purpose of effecting the election of one (1) additional DoCoMo nominee (who must be a Philippines national) as a director of SMART; provided that DoCoMo's rights under this Clause 6.3.2 shall not be extinguished for a twelve (12) month period where NTT, DoCoMo and their respective Subsidiaries in aggregate hold PLDT Shares amounting to less than the Second Minimum Shareholding Threshold but ownership of full legal and beneficial title to more than fifteen per cent. (15%) of all PLDT Shares issued and outstanding from time to time if (a) failure by NTT, DoCoMo and their respective Subsidiaries in aggregate to maintain at least the Second Minimum Shareholding Threshold arises from NTT, DoCoMo and/or their respective Subsidiaries not taking up or exercising any of their rights or entitlements in the event of any issue, offer for subscription, offer for sale, placing, rights issue, open offer, capitalisation issue, consideration issue, or exchange of PLDT Shares which is conducted on a basis which is pro rata for all holders of PLDT Shares and (b) NTT and DoCoMo take their respective reasonable efforts to restore promptly their aggregate holdings of PLDT Shares to the Second Minimum Shareholding Threshold, and provided that DoCoMo's rights under this Clause 6.3.2 shall be extinguished automatically if NTT and DoCoMo fail to restore their aggregate holdings of PLDT Shares to the Second Minimum Shareholding Threshold within twelve (12) months of their aggregate holdings of PLDT Shares falling below the Second Minimum Shareholding Threshold.

        6.3.3 In the event that DoCoMo determines not to nominate the one (1) additional DoCoMo nominee (who must be a Philippines national) as a director of SMART (as contemplated in Clause 6.3.2), PLDT shall, upon receiving written notice of such determination from DoCoMo, use its reasonable efforts to procure that SMART creates a SMART advisory board whose structure would be substantially similar to that of the PLDT Advisory Board. On and from the establishment of the SMART advisory board, DoCoMo shall have the right to appoint one (1) individual to attend and participate in (but not vote at) the meetings of the board of SMART as a SMART advisory board representative; for the avoidance of doubt, DoCoMo shall have the right to terminate such appointment and/or replace the individual at any time.

        6.3.4 In the event Philippines laws and regulations permit SMART to have a higher number of non-Philippines nationals as directors of SMART than is the case as at the Effective Date, then NTT, DoCoMo and FPC will discuss in good faith the manner by which a higher number of non-Philippines nationals may join as directors of the board of SMART as between each of them.

7       Amendments to Existing Agreements

7.1 The Parties who are parties to the Strategic Agreement and DoCoMo hereby agree to the following amendments to the Strategic Agreement:

        7.1.1 Section 8.3(d) of the Strategic Agreement is hereby amended to provide that Investments made, or the use of Assets allowed, by DoCoMo and the members of the NTT Group in SMART, SNMI and the other members of the PLDT Group at any time shall not be treated as restricted Investments in the Philippines for purposes of the said section 8.3.

        7.1.2 Section 8.4 of the Strategic Agreement and clause 5 of the Shareholders Agreement are hereby amended to provide that the relevant parties thereto will use reasonable efforts to procure that DoCoMo be entitled to appoint one (1) individual to attend any Committee of PLDT or SMART as a member, advisor or observer to the extent permitted under applicable laws, regulations and company articles; for the avoidance of doubt, DoCoMo shall have the right to terminate such appointment and/or replace the individual at any time.

        7.1.3 Section 11.4 of the Strategic Agreement is hereby deleted in its entirety and replaced by the provisions set out in Schedule 2 hereto.

8 Further amendments to Existing Agreements - DoCoMo holds the Second Minimum Shareholding Threshold

8.1 The Parties who are parties to the Strategic Agreement and DoCoMo hereby agree to the following amendments to the Strategic Agreement, and the Parties who are parties to the Shareholders Agreement and DoCoMo agree to the following additional amendments to the Shareholders

        Agreement; provided always that the obligations created pursuant to these amendments on PLDT or any of the FPC Parties, and the rights accruing to DoCoMo pursuant to these amendments shall only take effect upon the holdings of PLDT Shares by NTT and DoCoMo and their respective Subsidiaries reaching in aggregate twenty per cent. (20%) of the PLDT Shares then issued and outstanding, and thereafter for so long as DoCoMo and NTT and their respective Subsidiaries in aggregate continue to hold at least the Second Minimum Shareholding Threshold:

        8.1.1 Section 9.5 of the Strategic Agreement be amended to provide additionally that to the extent any Proposed Transaction would be an Investment in a Person who engaged or proposes to engage primarily in a business which is or would be in direct competition for the same or substantially the same business opportunities or customer base for the same or substantially the same products or services with a Competing Business carried on by DoCoMo, or which DoCoMo has announced publicly an intention (and continues to intend) to carry on, PLDT will first consult with DoCoMo no later than thirty (30) calendar days prior to the first submission to the board of PLDT, Joint Mancom or PLDT Mancom for approval for any such Investment. In such event, an appropriate and duly authorised representative of DoCoMo shall be entitled to participate in internal discussions or meetings in PLDT with respect to such Investment.

        8.1.2 Clause 6 of the Shareholders Agreement be amended to provide additionally that each of NTT, PLDT and each of the FPC Parties severally agrees and warrants to DoCoMo that, it shall, to the extent of the power conferred by the PLDT Shares owned by it from time to time and to the extent permissible under Philippines laws or regulations:

                (i) cast (or refrain from casting as appropriate) its votes as a PLDT Shareholder, as applicable,

                (ii)  lobby (as a PLDT Shareholder) the directors of PLDT; and

                (iii) otherwise use its reasonable efforts as a PLDT
                      Shareholder,

                to procure that SMART does not (a) cease to carry on its business, (b) dispose of all its Assets (as defined in the Strategic Agreement), or any substantial part thereof, (c) issue any Common Capital Stock (including any securities convertible to Common Capital Stock), (d) merge or consolidate with or into any entity, or (e) promote or take any step to effect winding up or liquidation, without PLDT first consulting with DoCoMo no later than thirty (30) calendar days prior to the first submission to the board of PLDT or SMART, or SMART Mancom for approval for any such action. In such event, an appropriate and duly authorised representative of DoCoMo shall be entitled to participate in the internal discussions or meetings in PLDT or SMART with respect to such intended action(s).

        8.1.3 Section 11.2 of the Strategic Agreement be amended to provide additionally that in the event PLDT seeks to transfer, and seeks to cause any member of the PLDT Group to transfer, any SMART Common Capital Stock to any Person who is not a member of the PLDT Group, PLDT will first consult with DoCoMo no later than thirty (30) calendar days prior to the first submission to the board of PLDT, Joint Mancom or PLDT Mancom for approval for any such transfer. In such event, an appropriate and duly authorised representative of DoCoMo shall be entitled to participate in the internal discussions or meetings in PLDT with respect to such intended transfer, provided that DoCoMo's rights under this Clause 8.1 shall not be extinguished for a twelve (12) month period where NTT, DoCoMo and their respective Subsidiaries in aggregate hold PLDT Shares amounting to less than the Second Minimum Shareholding Threshold but ownership of full legal and beneficial title to more than fifteen per cent. (15%) of all PLDT Shares issued and outstanding from time to time if (a) failure by NTT, DoCoMo and their respective Subsidiaries in aggregate to maintain at least the Second Minimum Shareholding Threshold arises from NTT, DoCoMo and/or their respective Subsidiaries not taking up or exercising any of their rights or entitlements in the event of any issue, offer for subscription, offer for sale, placing, rights issue, open offer, capitalisation issue, consideration issue, or exchange of PLDT Shares which is conducted on a basis which is pro rata for all holders of PLDT Shares and (b) NTT and DoCoMo take their respective reasonable efforts to restore promptly their aggregate holdings of PLDT Shares to the Second Minimum Shareholding Threshold, and provided that DoCoMo's rights under this Clause 8.1 shall be extinguished automatically if NTT and DoCoMo fail to restore their aggregate holdings of PLDT Shares to the Second Minimum Shareholding Threshold within twelve (12) months of their aggregate holdings of PLDT Shares falling below the Second Minimum Shareholding Threshold.

9       Additional rights in favour of DoCoMo

9.1 NTT, PLDT and the FPC Parties hereby grant DoCoMo the additional rights specified in this Clause 9.1.

        i-mode

        9.1.1 Subject to necessary approval of, clearance of and registration with the DITTB (as defined in the Strategic Agreement), DoCoMo shall and PLDT shall procure that SMART will execute an agreement between SMART and DoCoMo to implement i-mode on the agreed terms.

        W-CDMA

        9.1.2 PLDT and DoCoMo each agree in principle, to collaborate with each other in the business development, roll-out and use of W-CDMA mobile communication network ("W-CDMA") on the agreed terms as set out in Schedule 1 to this Agreement.

        Alliance

        9.1.3 PLDT will, to the extent of the power conferred by its direct or indirect shareholding in SMART, procure that SMART will:

                (i) become a member of a strategic alliance group for the purpose of (a) international roaming, including preferred roaming and the lowest inter operator tariff ("IOT") and
                       (b) corporate sales and services (the "Alliance") at or as soon as is reasonably practicable after the inception of the Alliance, provided that:

                       (a) members of the Alliance include DoCoMo and a meaningful number of other international telecommunications operators; and

                        (b) the Alliance will have a reasonable prospect of generating meaningful commercial benefits for its members in the medium term, taking into account the criteria for entry into the Alliance, the continuing obligations of members and other terms of membership, the identity and geographical reach of the existing and likely future members, the likely scope and rate of expansion of membership, the likely growth and growth rates of roaming traffic and tariff, and other relevant factors;

                (ii)    not enter into:

                        (a) any contract, understanding or arrangement with any Person (and its Affiliates) carrying on a Competing Business in Japan; or

                        (b) any material contract, understanding or arrangement with any Person (and its Affiliates) carrying on a Competing Business in the territories other than in Japan,

                         relating to preferred roaming or the lowest IOT with any Person carrying on a Competing Business in Japan and its Affiliates for a period of six (6) months from the date of this Agreement, without the prior written consent of DoCoMo; and

                (iii) enter into a business relationship concerning preferred roaming and lowest IOT with DoCoMo as soon as possible, but in any event not later than 30 April 2006, on terms to be negotiated and agreed in good faith.

                Advisors

        9.1.4 PLDT will, and will to the extent of the power conferred by its direct or indirect shareholding in SMART use reasonable efforts to procure that PLDT and SMART will, receive at a minimum the specified aggregate number of Advisors entitled to be provided by NTT and DoCoMo (together), in accordance with the timetable set out below in this Clause 9.1.4, and PLDT, NTT and DoCoMo agree to review these number and the time periods from time to time, having due regard to the status and requirements of the on-going projects in which the Advisors are engaged. The number of Advisors entitled to be provided by NTT and DoCoMo (together) hereunder includes the Advisors as at the date of this Agreement and the additional Advisors to be provided by NTT and DoCoMo (together) pursuant to this Clause 9.1.4 will be retained on terms and conditions (including as to cost) which are the same as, or substantially similar to, those set out in the Advisory Services Agreement.



                Period (all dates inclusive)      Aggregate minimum number of
                                                  Advisors to be provided by NTT
                                                  and DoCoMo (together)


                Effective Date to 30 June 2006                9
                1 July 2006 to 31 March 2007                  8
                1 April 2007 to 31 March 2009                 6
                1 April 2009 and therafter                    5


                Transitional arrangements

        9.1.5   The Parties hereby agree and acknowledge that:

                (i) the COA, who is currently appointed by NTT but shall be replaced by a nominee of DoCoMo on or before 1 July 2006 in accordance with Clause 4.3 (or earlier by mutual agreement between NTT and DoCoMo), is currently a director of the board of PLDT, an observer at meetings of the board of SMART, and an advisor to each of SMART Mancom, PLDT Mancom and Joint Mancom;

                (ii) as from the Effective Date, DoCoMo will have the right to appoint a senior technical advisor to SMART ("Senior Technical Advisor"), on terms and conditions (including as to cost) which are the same as, or substantially similar to, those set out in the Advisory Services Agreement. For the avoidance of doubt, the Senior Technical Advisor will constitute one of the Advisors to be provided by NTT and DoCoMo (together) as set out in Clause 9.1.4;

                (iii) the Senior Technical Advisor will automatically assume the role of COA upon the replacement of the existing COA in accordance with Clause 9.1.5(i). At such time, this new COA will, consistent with the roles of the previous COA, be entitled to be an observer at meetings of the board of SMART, an advisor to each of SMART Mancom, PLDT Mancom and Joint Mancom, and a director of the board of PLDT (provided DoCoMo has elected to nominate the new COA as one of its permitted nominee directors to be nominated to the PLDT board as provided for in Clause
                        6.2 of this Agreement, and the COA has been so nominated)and will in addition be a member or an advisor (as the case may be) to each of PLDT MRSB and SMART MRP, provided that, from time to time, the COA may delegate to another DoCoMo Adviser the right to attend meetings of PLDT MRSB or SMART MRP; and

                (iv) prior to becoming the new COA, the Senior Technical Advisor will be entitled to be an observer at meetings of the board of SMART, an advisor to each of SMART Mancom, PLDT Mancom and Joint Mancom, and a director of the board of PLDT (provided DoCoMo has elected to nominate the Senior Technical Advisor as one of its permitted nominees of directors to the PLDT board as provided for in Clause 6.2 of this Agreement, and the Senior Technical Advisor has been so nominated and has not assumed the role of the COA). If the Senior Technical Advisor has not been nominated as a director to the board of PLDT, he/she may attend as an observer at meetings of the board of PLDT for a period of not longer than eighteen (18) months from the date on which he/she is appointed Senior Technical Advisor pursuant to Clause 9.1.5(ii) above. If the Senior Technical Advisor has been nominated as a director to the board of PLDT, DoCoMo shall have as an alternative the right to send a Tokyo-based representative to attend as an observer at meetings of the board of PLDT for a period of not longer than eighteen (18) months from the date of this Agreement.

9.2     Lock-Up

        9.2.1 Prior to and including the third anniversary of the Effective Date, DoCoMo shall not without the prior written consent of the FPC Parties and the FPC Parties shall not without the prior written consent of DoCoMo, Transfer, or create or permit to exist any Encumbrance on any of their respective PLDT Shares, other than an Encumbrance as set out in Schedule 3 hereto (the "Existing Encumbrances") or Transfer as permitted under the Shareholders Agreement. For the avoidance of doubt:

                (i) DoCoMo's consent is not required with respect to any Existing Encumbrances on any of the Parties' (other than DoCoMo's) respective PLDT Shares, provided such Existing Encumbrances have been previously permitted under clause 11(A) of the Shareholders Agreement;

                (ii) DoCoMo's consent is not required with respect to any Transfer pursuant to any rights of any third party under any Existing Encumbrances on any of the FPC Parties' respective PLDT Shares, provided such Existing Encumbrances and any third party rights of Transfer arising thereunder have been previously permitted by NTT; and

                (iii) nothing contained in this Clause 9.2 shall prevent NTT from transferring its PLDT Shares to DoCoMo, the FPC Parties or any third party in accordance with the provisions of this Agreement and the Existing Agreements.

        9.2.2 In the event DoCoMo or a FPC Party receives a notice pursuant to clause 11(A)(ii)(c) of the Shareholders Agreement in relation to an Encumbrance or a Transfer other than those Existing Encumbrances or Transfers contemplated under Clauses 9.2.1(i) and 9.2.1(ii), the obligations of the Party receiving such a notice under Clause 9.2.1 shall automatically terminate.

10      Restriction on share acquisitions

10.1 Each of NTT and DoCoMo hereby agrees and warrants to each of the FPC Parties that:

        (a) it shall not, and shall procure that its representatives, advisers, and Subsidiaries and Affiliates and their respective representatives and advisers shall not, directly or indirectly, acquire, seek to acquire or enter into any arrangement concerning PLDT Shares which will or may result in NTT, DoCoMo and their respective Subsidiaries and Affiliates together holding, or having legal, beneficial or economic interests in PLDT Shares which represent in aggregate more than twenty-one per cent. (21%) of all PLDT Shares issued and outstanding from time to time, provided that NTT and DoCoMo shall not be liable for any breach of this Clause 10.1(a) if the aggregate holding of NTT, DoCoMo and their respective Subsidiaries and Affiliates exceeds such twenty-one per cent. (21%) limit as a result of any share repurchase or return of capital by PLDT which is conducted otherwise than on a basis which is pro rata for all holders of PLDT Shares; and

        (b) where the aggregate holding of NTT, DoCoMo and their respective Subsidiaries and Affiliates exceeds such twenty-one per cent. (21%) limit, the Acting Party shall notify promptly the FPC Parties of that fact setting out the extent of the excess and shall within twelve (12) months following a notice from FPC, sell or otherwise transfer its full legal and beneficial title in respect of all such number of PLDT Shares which represents the excess above such twenty-one per cent. (21%) limit and pending completion of such sale or transfer, refrain from exercising any right attached to the number of PLDT Shares specified in the notice from FPC and all rights attached to the specified number of PLDT Shares held by it shall be suspended.

10.2 Subject to Clause 10.3, in the event of any breach of Clause 10.1, the FPC Parties shall have the right to terminate their respective rights and obligations under this Agreement and the Existing Agreements forthwith by written notice to each of PLDT, NTT and DoCoMo, provided that such termination shall be without prejudice to any right, benefit, liability or obligation which has accrued to the FPC Parties in respect of any matter, undertaking or condition under any such agreements and which has not been observed, performed or discharged in full prior to such termination.

10.3 In the event of any breach of Clause 10.1(a) as a result of some unintentional act by NTT, DoCoMo or any of their respective Subsidiaries or Affiliates, the FPC Parties shall have their respective rights to terminate their rights and obligations under this Agreement and the Existing Agreements at the end of the twelve (12) months following the notice from FPC under Clause 10.1(b), where within that twelve (12) months, the relevant parties have not sold or otherwise transferred their full legal and beneficial title in respect of all such number of PLDT Shares which represents the excess above such twenty-one per cent. (21%) limit.

10.4 Each of PLDT, NTT and DoCoMo hereby agrees that the restriction and right of termination in Clauses 10.1, 10.2 and 10.3 respectively are solely for the benefit of the FPC Parties and shall terminate only:

        10.4.1  When:

                (i) the rights and obligations of the FPC Parties under this Agreement and the Existing Agreements terminate pursuant to Clause 10.2 or 10.3;

                (ii) the rights and obligations of DoCoMo and NTT and their respective Subsidiaries under this Agreement and the Shareholders Agreement terminate and the Strategic Arrangements (as defined under the Strategic Agreement) between NTT, DoCoMo and PLDT terminate, pursuant to Clause 13.2.1;

                (iii) the rights and obligations of the FPC Parties and their Subsidiaries under this Agreement and the Existing Agreements terminate pursuant to Clause 13.2.2; or

                (iv)    this Agreement terminates pursuant to Clause 13.1; or

        10.4.2 when FPC and its Subsidiaries and Affiliates together hold or have legal, beneficial or economic interests in PLDT Shares which represent in aggregate less than twenty-one per cent. (21%) of all PLDT Shares issued and outstanding from time to time; provided that (a) the restriction and right of termination in Clauses 10.1, 10.2 and 10.3 respectively shall not terminate where such parties together hold or have interests in PLDT Shares which represent in aggregate less than twenty-one per cent. (21%) but more than eighteen and a half per cent. (18.5%) of all PLDT Shares issued and outstanding from time to time; and
                (b) such parties restore their aggregate holdings of PLDT Shares to such twenty-one per cent. (21%) level (or more) within twelve (12) months of the date they first fall below the twenty-one per cent. (21%) level.

11      Support

        Each of NTT, DoCoMo and each of the FPC Parties hereby agrees and warrants that it will, to the extent permissible under applicable laws and regulations of the Philippines and other jurisdictions, cast its votes as a PLDT Shareholder in support of any resolution proposed at meetings of PLDT Shareholders by the board of directors of PLDT whose purpose is to safeguard PLDT from a Hostile Transferee, it being understood and agreed, however, that if, in the reasonable determination of NTT, DoCoMo, or a FPC Party such action would or might violate any applicable law or regulation, then such a Party shall not be bound by its obligation under this Clause 11. PLDT agrees that such a resolution of the board of the directors of PLDT will only be proposed if it is a reasonable resolution based on proper grounds, having regard to the interest of PLDT as a whole and the proper exercise by the directors of PLDT of their fiduciary duties to PLDT. For the purposes of this Clause 11, a "Hostile Transferee" shall mean any Person (other than NTT, DoCoMo, FPC or any of their respective Affiliates) determined to be so by the board of directors of PLDT and shall include, without limitation, a Person who announces an intention to acquire, seeks to acquire or acquires thirty per cent. (30%) or more of the PLDT Shares then issued and outstanding from time-to-time or having (by itself or together with itself) acquired thirty per cent. (30%) or more of such PLDT Shares announces an intention to acquire, seeks to acquire or acquires a further two per cent. (2%) of such PLDT Shares (a) at a price per share which is less than the fair market value of a PLDT Share as determined by the board of PLDT as advised by a professional financial advisor, (b) which is subject to conditions which are subjective or which could not reasonably be satisfied, (c) without making an offer for all PLDT Shares not held by it and/or its Affiliates and/or Persons who, pursuant to an agreement or understanding (whether formal or informal), actively cooperate to obtain or consolidate Control over PLDT, (d) whose offer for PLDT Shares is unlikely to succeed or (e) whose intention is otherwise not bona fide; provided that, no Person shall be a Hostile Transferee unless prior to making such determination, the board of directors of PLDT shall have used reasonable efforts to discuss with NTT and DoCoMo in good faith regarding whether such Person should be considered a Hostile Transferee.

12      Provision of PLDT's financial information

12.1 If DoCoMo and/or NTT Holding (together with DoCoMo, the "NTT Holding Group" for the purpose of this Clause 12) are required in the preparation of its statutory financial statements under and in accordance with GAAP in the United States ("U.S. GAAP") to reflect their respective interests in PLDT Shares using the equity method, PLDT shall provide DoCoMo with all financial information in relation to PLDT that is necessary to satisfy such reporting obligations, including the information below;

                (i) To be provided within ninety (90) calendar days following the end of each relevant quarterly fiscal period (ended on 31 March, 30 June, 30 September of every calendar year):

                       (a) unaudited year-to-date consolidated financial statements in accordance with GAAP in the Philippines ("Philippines GAAP"); and

                       (b) unaudited and summarized year-to-date consolidated financial statements in accordance with U.S. GAAP, which include at least PLDT's net income and shareholders' equity for the relevant fiscal period;

                (ii) To be provided by no later than 10 April of every calendar year:

                        (a) audited annual consolidated financial statements in accordance with Philippines GAAP in respect of the preceding calendar year; and

                        (b) unaudited and summarized annual consolidated financial statements in accordance with U.S. GAAP, which at least include PLDT's net income and shareholders' equity in respect of the preceding calendar year;

                (iii) To be provided by no later than 10 September of every calendar year:

                        (a) audited consolidated financial statements in accordance with U.S. GAAP in respect of the preceding calendar year;

                        (b) audit report in accordance with the generally applicable auditing standards in the United States furnished and attached to Clause 12.1
                                (iii)(a) by PLDT's independent auditor; and

                        (c) consent letter furnished by PLDT's independent auditor in respect of Clause 12.1(iii)(b);

                Once NTT Holding Group is no longer required to account for PLDT as an equity-method affiliate in its statutory financial statements under and pursuant to U.S. GAAP, PLDT shall provide year-to-date financial information specified in Clause 12.1(i) or (ii), depending on the timing of the change such NTT Holding Group's accounting treatment of PLDT, for the quarterly fiscal period immediately after the change.

12.2 DoCoMo shall ensure that all incremental costs and expenses reasonably incurred by PLDT and other members of the PLDT Group with respect to preparing and providing the U.S. GAAP-based information pursuant to Clauses 12.1(i), (ii) and/or (iii) will be reimbursed promptly and in full by the NTT Holding Group.

12.3 If NTT Holding Group is required to include separate financial statements of PLDT in its filings with the U.S. SEC pursuant to Regulation S-X, PLDT shall provide the documents specified in Clauses 12.1(iii)(a), (b) and (c) for three (3) fiscal years after the last fiscal year of the NTT Holding Group in which PLDT is significant to NTT Holding Group as determined pursuant to Regulation S-X.

12.4 DoCoMo hereby agrees and undertakes for itself and on behalf of NTT Holding that PLDT will not incur any liability whatsoever towards DoCoMo and/or NTT Holding in failing to perform any of PLDT's obligations under this Clause 12 where such failure arises from the default of any third party(ies), any event(s) beyond the control of PLDT or any event(s) not reasonably foreseeable by PLDT.

13      Termination

13.1 This Agreement shall continue in full force and effect without limit in point of time until the earliest of:

        13.1.1 the termination of this Agreement pursuant to a written agreement of the Parties;

        13.1.2 the adoption of an effective resolution or issuance of a binding order for the winding-up of PLDT other than to effect a scheme of merger or amalgamation; and

        13.1.3 the termination of the Shareholders Agreement and the Strategic Agreement for whatever reason,

        provided that this Agreement shall cease to have effect as regards any Party who ceases to hold any PLDT Shares save for and only to the extent of provisions which are expressed to continue in force after termination.

13.2 The Parties who are parties to the Shareholders Agreement hereby agree to delete clauses 14(A) and 14(C) of the Shareholders Agreement thereof in its entirety, and the Parties agree as follows:

        13.2.1 If DoCoMo and NTT and their respective Subsidiaries cease to own, in aggregate, full legal and beneficial title to PLDT Shares representing at least ten per cent. (10%) of all PLDT Shares issued and outstanding from time to time, their respective rights and obligations under this Agreement and the Shareholders Agreements shall terminate and the Strategic Arrangements (as defined in the Strategic Agreement) between NTT, DoCoMo and PLDT shall terminate pursuant to Section 12.2 thereof, provided that in the event that aggregate ownership of PLDT Shares of DoCoMo and NTT and their respective Subsidiaries is reduced below such ten per cent. (10%) threshold as a result of PLDT Shares which were not Outstanding (as defined in the Shareholders Agreement) (as defined in the Shareholders Agreement) becoming Outstanding, no rights and obligations under this Agreement and the Existing Agreements shall terminate unless, on the sixtieth (60th) calendar day following written notice by PLDT to both NTT and DoCoMo notifying that NTT and DoCoMo and their respective Subsidiaries have ceased to own, in aggregate, PLDT Shares representing at least ten per cent. (10%) of PLDT Shares issued and outstanding from time to time, NTT and DoCoMo and their respective Subsidiaries do not own, in aggregate, PLDT Shares amounting such ten per cent. (10%).

        13.2.2 If the FPC Parties and their respective Subsidiaries cease to have, directly or indirectly, effective voting power in respect of PLDT Shares representing at least eighteen and a half per cent. (18.5%) of all PLDT Shares issued and outstanding from time to time, their respective rights and obligations under this Agreement and the Existing Agreements shall terminate, provided that in the event that effective voting power in respect of PLDT Shares of the FPC Parties and their respective Subsidiaries is reduced below such eighteen and a half per cent. (18.5%) threshold as a result of PLDT Shares which were not Outstanding (as defined in the Shareholders Agreement) becoming Outstanding, no rights and obligations under this Agreement and the Existing Agreements shall terminate unless, on the sixtieth (60th) calendar day following written notice by PLDT to the FPC Parties notifying that the FPC Parties and their respective Subsidiaries have ceased to have, directly or indirectly, effective voting power in respect of PLDT Shares representing at least eighteen and a half per cent. (18.5%) of all PLDT Shares issued and outstanding from time to time, the FPC Parties and their respective Subsidiaries do not have, directly or indirectly, effective voting power in respect of such eighteen and a half per cent. (18.5%).

13.3 Termination of this Agreement in relation to any Party shall be without prejudice to any right, benefit, liability or obligation which has accrued to such Party in respect of any matter, undertaking or condition under this Agreement and which has not been observed, performed or discharged in full by the Party prior to such termination.

14       General

14.1     Conflict with the Existing Agreements

         To the extent of any inconsistency between the provisions of this Agreement and the provisions of the Existing Agreements, the provisions of this Agreement shall prevail and accordingly the Parties shall exercise all their voting and other rights and powers in respect of PLDT so as to give effect to the provisions of this Agreement.

14.2     No partnership

         Nothing in this Agreement shall be deemed to constitute a partnership among the Parties nor constitute any Party the agent of any other Party for any purpose. Notwithstanding anything provision to the contrary in this Agreement, the obligations and liability of NTT and DoCoMo under this Agreement shall be several (but not joint and several or solidary), and the obligations and liability of PLDT and the FPC Parties under this Agreement shall be several (but not joint and several or solidary).

14.3     No Waiver

         No delay or omission by any Party to exercise any right or power under this Agreement or pursuant to applicable law shall impair such right or power to be construed as a waiver thereof. A waiver by any Party of any covenant or breach shall not be construed to be a waiver of any other covenant or succeeding breach.

14.4     Entire Agreement

         This Agreement contains the entire agreement among the Parties with respect to the subject matters hereof and supersedes all prior agreements and undertakings among the Parties relating to the subject matters hereof.

14.5     Variation

         No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

14.6     Assignment

         The Parties shall not assign or transfer all or any part of their rights or obligations under this Agreement nor any benefit arising under or out of this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld).

14.7     Further assurance

         At any time after this Agreement becomes effective, the Parties shall, and shall use all reasonable endeavours to procure that any necessary third Party shall, at the cost of the relevant Party execute such documents and do such acts and things as that Party may reasonably require for the purpose of giving to that Party the full benefit of all the provisions of this Agreement.

14.8     Invalidity

         If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

14.9     Counterparts

         This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

14.10    Notices

         14.10.1 Any notice or other communication in connection with this Agreement shall be in writing in English (a "Notice") and shall be sufficiently given or served if delivered or sent:

                 In the case of PLDT, to:

                 Address:       Ramon Cojuangco Building
                                Makati Avenue
                                Makati City
                                Metro Manila
                                Philippines

                Fax:            +632 888-0686

                Attention:      The Corporate Secretary


                 in the case of FPC, to:

                Address:        24th Floor, Two Exchange Square,
                                8 Connaught Place
                                Central
                                Hong Kong

                Fax:            +852 2810-4313

                Attention:      The Company Secretary


                in the case of Metro, to:

                Address:        10th Floor, MGO Building,
                                Legazpi Corner Dela Rosa Street
                                Legazpi Village
                                Makati City
                                Metro Manila
                                Philippines

                Fax:            +632 888 1011 or +632 888 1012

                Attention:      Att. Antonio A. Picazo

                                The Corporate Secretary

                                with a copy to FPC

                Address:        24th Floor, Two Exchange Square,
                                8 Connaught Place
                                Central

                                Hong Kong

                Fax:            +852 2810-4313

                Attention:      The Company Secretary


                in the case of MALH, to:

                Address:        10th Floor, MGO Building,
                                Legazpi Corner Dela Rosa Street
                                Legazpi Village
                                Makati City
                                Metro Manila
                                Philippines

                Fax:            +632 888 1011 or +632 888 1012

                Attention:      Att. Antonio A. Picazo

                                The Corporate Secretary

                                with a copy to FPC

                Address:        24th Floor, Two Exchange Square,
                                8 Connaught Place
                                Central
                                Hong Kong

                Fax:            +852 2810-4313

                Attention:      The Company Secretary


               in the case of MPRI, to:

                Address:        18th Floor, Liberty Centre
                                104 H.V. de la Costa Street
                                Salcedo Village
                                Makati City
                                Metro Manila
                                Philippines

                Fax:            +632 888 1011 or +632 888 1012

                Attention:      Att. Antonio A. Picazo

                                The Corporate Secretary

                                with a copy to FPC

                Address:        24th Floor, Two Exchange Square,
                                8 Connaught Place
                                Central
                                Hong Kong

                Fax:            +852 2810-4313

                Attention:      The Company Secretary


                in the case of LBV, to:

                Address:        Rokin 55

                                1012 KK  Amsterdam
                                the Netherlands

                Fax:            +31 20 521 47 03 or 52 14 779

                Attention:      MeesPierson Intertrust B.V. for the attention of
                                Mr. Gerard Jan van Spall/Mr. David Jaarsma with a copy to FPC

                Address:        24th Floor, Two Exchange Square,
                                8 Connaught Place
                                Central
                                Hong Kong

                Fax:            +852 2810-4313

                Attention:      The Company Secretary


                in the case of MPAH, to:

                Address:        18th Floor, Liberty Centre
                                104 H.V. de la Costa Street
                                Salcedo Village
                                Makati City
                                Metro Manila
                                Philippines

                Fax:            +632 888 1011 or +632 888 1012

                Attention:      Att. Antonio A. Picazo

                                The Corporate Secretary

                                with a copy to FPC

                Address:        24th Floor, Two Exchange Square,
                                8 Connaught Place
                                Central
                                Hong Kong

                 Fax:           +852 2810-4313

                 Attention:     The Company Secretary


                 in the case of NTT, to:

                 Address: 1-6 Uchisaiwai-cho, 1-Chome Chiyoda-ku, Tokyo 100-8019, Japan

                 Fax:           +813-3539-3079

                 Attention:     General Manager, Legal Department

                                with a copy to Skadden, Arps, Meagher & Flom LLP

                                Address:  1-6-1 Roppongi, Minato-ku, Tokyo
                                          106-6021, Japan

                                Fax:      +813-3568-2626

                                Attention: Managing Partner


                 in the case of DoCoMo, to:

                 Address: 41st floor, 11-1 Nagata-cho 2-Chome, Chiyoda-Ku, Tokyo 100-6150 Japan

                 Fax:            +81-3-5156-0204

                 Attention:      Managing Director, Global Business Department


                 or to such other address or fax number as the relevant Party may have notified to the other Parties in accordance with this Clause.

        14.10.2 Any Notice may be delivered by hand or sent by fax or prepaid post (airmail in the case of international service). Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next Business Day in the place to which it is sent (if sent by fax) or seventy-two (72) hours from the time of posting (if sent by post) or at the time of delivery (if delivered by hand).

14.11   Governing law

        This Agreement shall be governed by and construed in accordance with the laws of the Philippines.

14.12   Dispute resolution

        14.12.1 Any dispute, controversy, claim or difference arising out of or in connection with this Agreement including any dispute regarding the breach, termination or validity hereof ("Dispute") shall, upon written request ("Request") of any Party, be referred to senior representatives of the relevant Parties for resolution through mutual consultation. The senior representatives shall meet as soon as practicable and attempt in good faith to resolve the Dispute.

        14.12.2 Any Dispute that is not resolved within thirty (30) calendar days after receipt by a Party of a Request shall be referred to and finally settled by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (the "UNCITRAL Arbitration Rules") as then in force, with such modifications as provided for herein; provided that, the foregoing shall not prevent any of the Parties hereto from seeking injunctive or similar preliminary or provisional relief from a court of competent jurisdiction in accordance with the applicable law. The arbitration shall have its seat in Singapore, where, unless otherwise directed by the arbitration tribunal, all hearings in the arbitration shall take place. The arbitration proceedings shall be conducted in the English language.

        14.12.3 The arbitration tribunal shall be composed of three arbitrators. The Party or Parties initiating arbitration (the "Claimant") shall (if more than one, jointly) appoint one (1) arbitrator in its or their notice of arbitration. The Party or Parties responding to the notice of arbitration (the "Respondent") shall (if more than one, jointly) appoint one (1) arbitrator within thirty (30) calendar days from receipt of the notice of arbitration. The two Party-appointed arbitrators shall, within thirty (30) calendar days from the appointment of the second arbitrator, appoint the third arbitrator who shall be the chairman of the arbitration tribunal. The third arbitrator shall not have the same citizenship or nationality as any of the Parties. In the event that the Parties constituting the Claimant and/or the Respondent (as the case may be) are unable to agree on their respective arbitrators, then all of the arbitrators shall be appointed by the International Court of Arbitration of the International Chamber of Commerce. In the event of any default in the appointment of the third arbitrator by the two Party-appointed arbitrators within the time limit specified herein the third arbitrator shall be appointed by the Secretary-General of the International Court of Arbitration of the International Chamber of Commerce. Every arbitrator must be and must remain, at all times, independent of the Parties involved in the arbitration.

        14.12.4 The arbitration hearing shall commence as soon as is reasonably practicable and in any event not later than ninety (90) calendar days following the appointment of the last of the three (3) arbitrators and the award shall be rendered as soon as is reasonably practicable and in any event no later than thirty (30) calendar days following the closing of the arbitration proceedings. Notwithstanding Clause 14.11, any arbitration proceedings commenced under this Clause 14.12 shall be governed by the laws of Singapore. The arbitration tribunal shall have the power to extend any time period contained herein.

        14.12.5 All direct costs of the arbitration proceedings, including fees and expenses of the arbitrators and the costs of translation for the hearing, shall be born equally by the Parties to the arbitration; other costs, including counsel and witness fees, shall be borne by the Party incurring such costs. The arbitration tribunal shall not be empowered to award punitive, multiple or exemplary or any other form of damages non-compensatory, and the Parties hereby waive any right to such damages. The arbitration tribunal shall have the authority to award any remedy or relief proposed by the Claimant or the Respondent in accordance with the provisions of this Agreement including, without limitation, a declaratory judgment or specific performance of any obligation created under this Agreement or an injunction. An award by the arbitrators shall be final and binding upon the Parties to the arbitration, and, to the fullest extent permitted under applicable laws, shall not be subject to appeal and the Parties hereby waive any right to appeal. The award may be entered as a judgment and enforced in any court of competent jurisdiction. Except to the extent required by law or a court or administrative order or award, or for the enforcement of any arbitral award rendered hereunder, no party, arbitrator, representative, counsel, witness or other Person involved in the arbitration proceedings may disclose or confirm to any other Person any information about the arbitration proceedings, including the names of the parties and the arbitrators, the nature and amount of the claims, the financial conditions of any Party, documents prepared for the arbitration, testimony given at the hearing, the expected date of the hearing or the award made.

        14.12.6 By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of the authority to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.

        14.12.7 Without prejudice to any provisional remedies in aid of arbitration as may be available under a court with competent jurisdiction, the arbitration tribunal shall have full authority to grant provisional remedies or to order any Party to request that a court modifies or vacates any preliminary or provisional relief previously issued by a court and to award damages for the failure of any Party to respect the arbitration tribunal's orders to that effect.

        14.12.8 If at any time two or more arbitrations are commenced and are pending in relation to Disputes which arise out of or in connection with this Agreement and/or any of the Existing Agreements and it appears to the arbitral tribunal constituted in the arbitration that was initiated first in time (the "First Arbitration") that there are issues of fact or law common to the arbitrations and that it is expedient for the Disputes to be resolved in the same proceedings, and that no Party would be prejudiced materially (through undue delay or otherwise) as a result of the arbitrations being consolidated, then, upon the written request of any Party to any such arbitration, that arbitral tribunal (the "Consolidating Arbitral Tribunal") may, by procedural order, direct that the arbitration(s) to resolve any of the other Disputes shall be consolidated with the First Arbitration. If the Consolidating Arbitral Tribunal so orders, the Parties to each Dispute which is a subject of the Consolidating Arbitral Tribunal's order shall be treated as having consented to the Dispute being finally decided:

                (i)     by the Consolidating Arbitral Tribunal;

                (ii) in accordance with the procedure, at the seat and in the language by which the First Arbitration is being conducted, save as otherwise agreed by all Parties to the consolidated proceedings or, in the absence of such agreement, as ordered by the Consolidating Arbitral Tribunal; and

                (iii) the parties agree to dismiss any arbitration, solely to the extent that the subject of such arbitration has been consolidated into, and survives as a part of, the First Arbitration.

        14.12.9 This Clause 14.12 shall survive termination or expiry of this Agreement.

In witness whereof this Agreement has been duly executed.



SIGNED by
on behalf of
PHILIPPINE LONG DISTANCE TELEPHONE COMPANY              /s/ N. L. Nazareno
in the presence of:



SIGNED by
on behalf of
FIRST PACIFIC COMPANY LIMITED                           /s/ M. V. Pangilinan
in the presence of:



SIGNED by
on behalf of
METRO PACIFIC CORPORATION                               /s/ M. V. Pangilinan
in the presence of:



SIGNED by
on behalf of
METRO ASIA LINK HOLDINGS, INC.                          /s/ M. V. Pangilinan
in the presence of:



SIGNED by
on behalf of
METRO PACIFIC RESOURCES, INC.                           /s/ M. V. Pangilinan
in the presence of:

SIGNED by
on behalf of
LAROUGE B.V.                                            /s/ M. V. Pangilinan
in the presence of:



SIGNED by
on behalf of
METRO PACIFIC ASSETS HOLDINGS, INC.                     /s/ M. V. Pangilinan
in the presence of:



SIGNED by
on behalf of
NTT COMMUNICATIONS CORPORATION                          /s/ Hiromi Wasai
in the presence of:




SIGNED by
on behalf of
NTT DOCOMO, INC                                         /s/ Masao Nakamura
in the presence of:

                                   Schedule 1

W-CDMA in-principle agreed terms

1.1 SMART shall, and PLDT shall ensure that SMART shall, roll out a nationwide W-CDMA service in the Philippines, subject to SMART successfully having obtained all necessary governmental licenses, permits and consents to adopt the W-CDMA for its third generation mobile communication services.

1.2 SMART shall, and PLDT shall ensure that SMART shall, use its best endeavours to maintain and roll out the W-CDMA frequencies in the following ranges throughout the Philippines:

         1920 - 1980 MHz Uplink

         2110 - 2170 MHz Downlink

1.3 SMART shall, and PLDT shall ensure that SMART shall, roll out the W-CDMA coverage in the Philippines in accordance to the following schedule, as far as practicable and having regard to market forces:




                                                     Metro      Next 10 Largest         Coverage of
                                                     Manila     Metropolitan Areas      Population (%)

        -----------------------------------------------------------------------------------------------------
         (i)      within  9 months  after  the date     |X|               |X|                   -
                  of the Approval
         -----------------------------------------------------------------------------------------------------
         (ii)     within 18  months  after the date      -                |X|                  40%
                  of the Approval
         -----------------------------------------------------------------------------------------------------
         (iii)    within 24  months  after the date      -                 -                   60%
                  of the Approval
         -----------------------------------------------------------------------------------------------------
         (iv)     within 36  months  after the date      -                 -                   80%
                  of the Approval
         -----------------------------------------------------------------------------------------------------



1.4 The term "Next 10 Largest Metropolitan Areas" means Metro Cebu, Davao City, Zamboanga, Antipolo, General Santos, Cagayan De Oro, Bacolod, Iloilo, Baguio, Tarlac, Angeles, Iligan, and the term "Coverage of Population" means the proportion of the Philippines population from time to time which based on their normal place of residency, are potentially able to obtain connectivity to SMART's W-CDMA.

1.5 SMART shall, and PLDT shall ensure that SMART shall, procure handset terminals incorporating chipsets which enable such handsets to interconnect with DoCoMo's W-CDMA.

1.6 SMART shall, and PLDT shall ensure that SMART shall, periodically report to its management committee the status of its roll out of the W-CDMA, including, but not limited to, coverage, network capacity, traffic, service quality (quality status against target Key Performance Indicator), record of major fault, number of subscribers and sales forecasts.

1.7 SMART shall, and PLDT shall ensure that SMART shall, consult with DoCoMo concerning its overall roll out of the W-CDMA.

1.8 DoCoMo shall cooperate with the PLDT Group in the field of the collaboration through dispatch of the Advisors to be entered into between DoCoMo and the PLDT Group.

                                   Schedule 2

                 Amended section 11.4 of the Strategic Agreement

Section 11.4

i) In case PLDT intends to enter into any contractual arrangement with any Person relating to the operation of a Competing Business in Japan involving joint branding, the provision, production or marketing of telecommunications or multimedia products or services, or cooperation in, or sharing of, research and development of technology or other Intellectual Property, PLDT will:

         a) from the date of this Agreement until 30 June 2006, first provide NTT and if NTT declines, then provide DoCoMo, with the same opportunity to enter into such agreement with PLDT upon the same terms being considered by PLDT; and

         b) from 1 July 2006, first provide DoCoMo and if DoCoMo declines, then provide NTT, with the same opportunity to enter into such agreement with PLDT upon the same terms being considered by PLDT, provided always that PLDT will not be under any obligation to contract with NTT and/or DoCoMo with respect to any such Competing Business in Japan if, in the reasonable opinion of PLDT disclosed to NTT and/or DoCoMo (as the case may be) in reasonable detail, it will not fully realise its expected benefits under such arrangement by contracting with NTT or DoCoMo or it is necessary for PLDT to maintain a relationship with a Person other than NTT or DoCoMo pursuant to reasonable business arrangements in furtherance of PLDT's strategic objectives from time to time.

ii) In case PLDT, SMART or SMART's Subsidiaries intends to enter into any contractual arrangement on or after 1 July 2006 with any Person who is engaged in a Competing Business in competition with DoCoMo (as assessed having regard to DoCoMo's then existing business) and who has been notified as such to PLDT in writing by DoCoMo (whether through the COA replaced by DoCoMo pursuant to Clause 4.3 or another duly authorised representative) (collectively, the "DoCoMo Competing Person"), in relation to the operation of a Competing Business in the Philippines, and involving joint branding, the provision, production or marketing of telecommunications or multimedia products or services, or cooperation in, or sharing of, research and development of technology or other Intellectual Property, PLDT will, or PLDT shall use its reasonable efforts to procure that SMART or its Subsidiaries will, first provide DoCoMo with the same opportunity to enter into such agreement with PLDT, SMART or SMART's Subsidiaries, as the case may be, upon the same terms being considered by PLDT, SMART or SMART's Subsidiaries. as the case may be; provided that PLDT will not be under any obligation to contract, or to cause SMART or SMART's Subsidiaries to contract, with DoCoMo with respect to any such Competing Business in the Philippines if, in the reasonable opinion of PLDT disclosed to NTT and/or DoCoMo (as the case may be) in reasonable detail, (i) it will not fully realise its expected benefits under such arrangement by contracting with DoCoMo or (ii) it is necessary for PLDT to maintain a relationship with a Person other than NTT or DoCoMo pursuant to reasonable business arrangements in furtherance of PLDT's strategic objectives from time to time or (iii) the board of PLDT, SMART or SMART's Subsidiaries, as the case may be, determines that to be in the best interests of its company to enter into such arrangements with a Person other than DoCoMo.

iii) Each of DoCoMo and PLDT agrees that it will, from time to time, discuss with the other strategic developments in their respective businesses, with a view to identifying opportunities for mutually beneficial future arrangements between DoCoMo, the PLDT Group and each of their respective Affiliates.

                                   Schedule 3

                            The Existing Encumbrances

Exchangeable Notes into PLDT Shares

         On 12 January 2005, First Pacific Finance Limited ("FPFL"), a wholly-owned subsidiary of FPC, entered into a subscription agreement with UBS AG, whereby UBS AG agreed to subscribe for U.S. $199,000,000 zero coupon guaranteed exchangeable notes due 2010, exchangeable into PLDT Shares (the "Exchangeable Notes"). The Exchangeable Notes are unconditionally and irrevocably guaranteed by FPC, and were issued at the issue price of 100 per cent. (100%) of the aggregate principal amount thereof, and in the denomination of US$10,000 each.

         The holder of each Exchangeable Note has the right to exchange such Exchangeable Note at any time during the exchange period for a pro rata share of the exchange property, initially comprising 340.9091 PLDT Shares (subject to adjustment) for each US$10,000 principal amount of Exchangeable Note (the "Exchange Property"). Assuming full exchange of the Exchangeable Notes at the initial value, the Exchangeable Notes will be exchanged into 6,784,091 PLDT Shares (subject to adjustment), representing approximately 4.0 per cent. (4%) of outstanding PLDT Shares as at 12 January 2005.

         NTT was notified of the proposed issue of Exchangeable Notes, and NTT issued a letter to FPC in response dated 6 December 2004 which, among other things, unconditionally and irrevocably waived any rights of NTT (including prohibitions on transfers and rights of first refusal) under the Shareholders Agreement relating to the issue of the Exchangeable Bonds and the transfer of PLDT Shares on exercise of exchange rights thereunder.

         The initial Exchange Property, being the underlying PLDT Shares, was deposited by LBV in a custody account maintained with The Hongkong and Shanghai Banking Corporation Limited as custodian. The Exchange Property is not subject to any direct security interest in favour of the holders of the Exchangeable Notes. LBV and UBS Limited have entered into an International Securities Lenders Association Global Master Lending Agreement dated 14 January 2005, and an International Securities Lenders Association Global Master Lending Agreement dated 18 January 2005 (each, a "Securities Lending Agreement" and together the "Securities Lending Agreements") in order to facilitate stock lending arrangements with respect to the PLDT Shares forming the initial Exchange Property. On 21 January 2005, 700,000 PLDT Shares were lent pursuant to the Securities Lending Agreement dated 18 January 2005, of which 417,000 PLDT Shares are outstanding as of 12 January 2006 and more PLDT Shares may be lent under the Securities Lending Agreements from time to time. On 14 July 2005, PLDT distributed dividends on the PLDT Shares held as Exchange Property of US $2,538,594.28. On 28 December 2005, PLDT distributed dividends on the PLDT Shares held as Exchange Property of US$2,681,963.69. Total dividends to date with respect to the PLDT Shares held as Exchange Property relating to the accounting year ended 31 December 2005 were US$5,220,557.97 which resulted in a capital distribution (as defined in the trust deed regulating the Exchangeable Notes) equivalent to US$1,265,911.77. In accordance with the terms and conditions of the Exchangeable Notes, this amount has been applied by LBV to purchase 36,671 additional PLDT Shares, on The Philippine Stock Exchange Inc., between 29 December 2005 to 3 January 2006, which have been added to the Exchange Property. Future dividends payments by PLDT may also give rise to additional PLDT Shares being acquired and added as Exchange Property under the terms and conditions of the Exchangeable Notes.

         As of 4 January 2006, the holder of each Exchangeable Note had a right to exchange such Exchangeable Note at any time during the exchange period for a pro rata share of the Exchange Property, comprising
         342.7519 PLDT Shares (subject to adjustment) for each US$10,000 principal amount of Exchangeable Notes. Assuming full exchange of the Exchangeable Notes at the revised amount of the Exchange Property, the Exchangeable Notes would be exchangeable into 6,820,762 PLDT Shares (subject to adjustment), representing approximately 3.8 per cent. of outstanding PLDT Shares as at 4 January 2006.

         Further details of the Exchangeable Notes are publicly available, including a detailed Schedule 13 D/A which was filed in the United States of America pursuant to the Securities Exchange Act (USA) on or about 18 January 2005.